Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES JULY CASH DISTRIBUTION

DALLAS, Texas, July 21, 2020 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.005702 per unit, payable on August 14, 2020, to unit holders of record on July 31, 2020.

Effective for the production month of April, Blackbeard Operating, the new operator of the Waddell Ranch properties, has assumed the reporting responsibilities to Permian Basin Royalty Trust (the “Trust”), starting this month. Blackbeard has agreed to provide monthly reports for the greater need of monthly reporting to the market. On a month by month basis, the “new normal” reporting shall be provided. The Texas Royalty Properties will continue to report on a monthly basis, assuming there are net profits to be had from those assets. The Trust will continue to make monthly announcements concerning what activity has been reported for that month.

This month’s distribution increased from the previous month despite a significant decline in pricing for oil and gas across the industry. General and administrative expenses were significantly lower this month compared to the previous month. The Trust was advised by Blackbeard that the Waddell Ranch properties were in deficit for both the months of April and May, providing details as to production levels and pricing received. The Texas Royalty Properties reflected a decrease in both oil and gas production. Also, pricing for both oil and gas for the Texas Royalty Properties both experienced a significant decrease. This reflects the production month of May.

WADDELL RANCH

In reporting both April and May production of the Underlying Properties, for this month’s press release, was 47,672 bbls and 48,969 bbls, respectively. Pricing for oil production was $13.68 and $14.87 per bbl, respectively. Production for gas volumes ( including gas liquids) were 152,869 mcf and 119,813 mcf, priced at about $1.03 and $0.90 per mcf. Net revenue for the underlying properties of the Waddell ranch were $717,186 and $885,660 for April and May, respectively. Lease Operating Expenses were $1,803,841 and $1,897,712 for April and May, respectively. Capital Expenditures were $585,733 and $606,465 for April and May, respectively.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 18,378 barrels of oil and 15,196 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 17,459 barrels of oil and 14,436 of gas. The average price for oil was $16.27 per bbl and for gas was $1.15 per Mcf. This would primarily reflect production and pricing for the month of May for oil and the month of April for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $316,454. Deducted from these were taxes of $15,997 resulting in a Net Profit of $300,457 for the month of May. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $285,434 to this month’s distribution.

	Underlying Properties				Net to Trust Sales
	Volumes				Volumes				Average		Price
	Oil (bbls)		Gas (Mcf)		Oil (bbls)		Gas (Mcf)		Oil (per bbl)		Gas (per Mcf)
Current Month

Waddell Ranch -April	47,672		152,869		35,754		114,651	*	$13.68		$1.03	**
Waddell Ranch – May	48,969		119,813		36,727		89,860	*	$14.87		$0.90	**
Texas Royalties	18,378		15,196		17,459		14,436	*	$16.27		$1.15	**
Prior Month

Waddell Ranch (reported)	0	***	0	***	0	***	0	***	0	***	0	***
Texas Royalties	23,468		14,729		19,571		12,288	*	$38.65		$2.42	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.

**	This pricing includes sales of gas liquid products.

***	Blackbeard Operating reported that Waddell Ranch was in a deficit for the month of April and May.

General and Administrative Expenses deducted for the month were $33,579 resulting in a distribution of $265,768 to 46,608,796 units outstanding, or $0.005702 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2019 Annual Report with Form 10-K and the January 1, 2020 Reserve Summary is now available on Permian’s website. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

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Contact: Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839